UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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TANGER FACTORY OUTLET CENTERS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about May 1, 2020, Tanger Factory Outlet Centers, Inc. provided the following information to certain shareholders:

EXECUTIVE COMPENSATION OVERVIEW

May 2020

Tanger® Outlets

Tanger®

Best Brands, Best Price and Best Experience.®

Annual Meeting of Shareholders to be Held on May 15, 2020

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all the proposals included in our 2020 Proxy Statement, which was filed on April 3, 2020. Specifically, we are requesting that you vote FOR Proposal 3, the approval of the annual advisory vote on the compensation paid to our Named Executive Officers.

As demonstrated in our 2020 Proxy Statement, we believe our compensation program is thoughtfully and effectively designed and works in alignment with the interests of our shareholders.

Additionally, Glass Lewis recommended that shareholders vote “FOR” our 2020 "Say-on-Pay" proposal.

This supplemental information summarizes our compensation program highlights and as observed by Glass Lewis and Institutional Shareholder Services (ISS).

Last year we received the support of approximately 93.0% votes cast on our "Say-on-Pay" proposal. As a result, we maintained the same compensation framework this year and look forward to your continued support.

Executive Compensation Program Highlights and Proxy Advisory Firm Observations

Executive Compensation Program Highlights and Proxy Advisory Firm Observations

Separation and Change-in-Control Benefits

•
Glass Lewis, which recommends a vote “FOR” our “"Say-on-Pay"” proposal, noted no issues with the separation agreement with our now former President and COO, Mr. Thomas E. McDonough. However, ISS states that their lack of support for our “"Say-on-Pay"” proposal stems from what they label as accelerated vesting of certain outstanding equity awards, which is an enhancement to the treatment he was otherwise entitled to receive upon his retirement.

•	ISS acknowledges that severance cash payments are subject to restrictive covenant compliance and are smaller than would normally be authorized upon a qualifying termination.

•	While certain equity awards were accelerated for Mr. McDonough, this is a common practice amongst public companies as well as our peers that utilize retirement policies.

•	The actual amount accelerated was approximately $1.66 million or 54% of the $3.03 million that ISS had speculated.

•
The single-trigger change-in-control equity benefits feature have been eliminated from future arrangements, and only remains in legacy agreements. Neither of our new employment agreements with our CEO and new President/Chief Operating Officer have these provisions.

Annual Meeting of Shareholders to be Held on May 15, 2020

We encourage you to vote FOR Proposal 3 - the approval of the annual advisory vote of the compensation paid to our named executive officers.

Thank you for your continued support!

Thomas J. Reddin
Compensation and
Human Capital
Committee Chairperson